Statement Regarding Computation of Ratios                         Exhibit 12.1
Summary of Earnings to Fixed Charges

                                                                                  Pro Forma
                                         Nine Month           Nine Month          Nine Month          Pro Forma
                                         Period Ended         Period Ended        Period Ended        Year Ended
                                         September 27, 1998   September 28, 1998  September 27, 1998  December 31, 1997
                                         ------------------   ------------------  ------------------  -----------------
Income from continuing operations
   before taxes on income                      70.3                  77.6                69.0              66.3

Plus:
   Interest expensed and capitalized and
      amortization of financing costs          50.3                  43.5                96.8             136.3
   Interest expense within rent                13.6                   9.4                14.0              13.3
   Amortization of capitalized interest         1.5                   1.7                 1.5               2.6
   Distributed income of equity
      investees                                 2.5                   4.4                 2.5               6.9

Less:
   Interest capitalized                        (1.8)                 (3.9)               (1.8)             (4.4)

Adjusted Earnings                             136.4                  132.7              182.0             221.0

Fixed Charges                                  63.9                   52.9              110.8             149.6

Ratio of earnings to fixed charges              2.1                    2.5                1.6               1.5



                                         Year Ended           Year Ended          Year Ended          Year Ended
                                         December 31, 1997    December 31, 1996   December 31, 1995   December 31, 1994
                                         ------------------   ------------------  ------------------  -----------------
Income from continuing operations
   before taxes on income                      85.9                  29.6                76.9              95.9

Plus:
   Interest expensed and capitalized and
      amortization of financing costs          57.9                  45.4                41.3              43.2
   Interest expense within rent                12.7                   9.1                 5.6              11.6
   Amortization of capitalized interest         2.6                   2.1                 1.9               1.9
   Distributed income of equity
      investees                                 6.9                  --                   0.4               0.7

Less:
   Interest capitalized                        (4.4)                 (6.6)               (3.5)             (2.2)

Adjusted Earnings                             161.6                  79.6               122.6             151.1

Fixed Charges                                  70.6                  54.5                46.9              54.8

Ratio of earnings to fixed charges              2.3                   1.5                 2.6               2.8


                                         Year Ended
                                         December 31, 1993
                                         ------------------
Income from continuing operations
   before taxes on income                      (0.1)

Plus:
   Interest expensed and capitalized and
      amortization of financing costs          47.5
   Interest expense within rent                10.6
   Amortization of capitalized interest         1.8
   Distributed income of equity
      investees                                 0.4

Less:
   Interest capitalized                        (1.6)

Adjusted Earnings                              58.6

Fixed Charges                                  58.1

Ratio of earnings to fixed charges              1.0